Exhibit 99.2

STAR ENERGY APPOINTS NEW DIRECTOR

New York, NY -- October 9, 2007 -- Star Energy (OTCBB:SERG) announced another addition to its board of directors today, appointing Mr. Richard T. McDermott to the board, effective immediately.

Mr. McDermott, age 67, is a retired partner of Clifford Chance, a leading global law firm. He has been an Adjunct Professor at Fordham University School of Law since 2000, and held a similar position at New York University School of Law from 1980 to 1998. He is the author of Legal Aspects of Corporate Finance (LexisNexis Mathew Bender), the fourth edition of which was published in 2006 and is used in a number of law schools. Mr. McDermott is also a Principal in the Practice Development Counsel, which advises professional service firms and their partners with regard to transitional planning and other management issues.

Star Energy's CEO Patrick Kealy said, "Mr. McDermott is an outstanding individual whose broad talents, experience and industry contacts will be immensely valuable to Star going forward. We are pleased to have an individual of such caliber working with us."

About Star: Star Energy Corporation is a U.S.-based public entity engaged in acquisition, exploration, and development of oil and gas deposits in Eastern Europe and CIS. The company’s goal is to provide Western investors with access to a portfolio of natural resource licenses and operating companies. Additional information can be found at www.starenergycorp.com.

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the recovery of oil and gas resources, the successful completion and integration of prospective acquisitions, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Star may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Star encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Star's public filings may be viewed at www.sec.gov.

Contact:

Star Energy Corp.
317 Madison Avenue
21st Floor

New York, NY 10017
Tel. (212) 500-5006
Fax (212) 968-7691

info@starenergycorp.com

Press:

Elena Furman

REV Solutions LLC

917-202-1445